SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hudson Highland Group, Inc.

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HUDSON HIGHLAND GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2007

TO THE STOCKHOLDERS OF HUDSON HIGHLAND GROUP, INC.:

We are providing notice that the annual meeting of stockholders of Hudson Highland Group, Inc. will be held on Tuesday, May 1, 2007, at 8:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 560 Lexington Avenue (Lexington Avenue and 50th Street), 5th Floor, New York, New York 10022, for the following purposes:

1.	To elect one director to hold office until the 2008 annual meeting of stockholders and two directors to hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm to audit Hudson Highland Group, Inc.’s financial statements for the fiscal year ending December 31, 2007.

3.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 12, 2007 will be entitled to vote at the annual meeting and any adjournment or postponement of the meeting.

We are enclosing a proxy for the annual meeting and a proxy statement. Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board, sign exactly as your name appears on the proxy and return the proxy immediately.

By Order of the Board of Directors

HUDSON HIGHLAND GROUP, INC.

Latham Williams

Corporate Secretary

New York, New York

March 27, 2007

PROXY STATEMENT

HUDSON HIGHLAND GROUP, INC.

560 Lexington Avenue, 5th Floor

New York, New York 10022

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 1, 2007

ANNUAL MEETING INFORMATION

We are providing this proxy statement to you and our other stockholders beginning on or about March 27, 2007. Our Board of Directors is soliciting proxies for use at our annual meeting of stockholders, which will be held on Tuesday, May 1, 2007, at 8:00 A.M., local time, at our Corporate Headquarters, 560 Lexington Avenue (Lexington Avenue and 50th Street), 5th Floor, New York, New York 10022, and all adjournments or postponements of the meeting, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy in response to this solicitation will not affect your right to attend the annual meeting and to vote in person. However, your presence at the annual meeting will not in itself revoke your signed proxy. You may revoke your proxy at any time before it is exercised only by notifying us in writing or in open meeting.

If you properly execute and return to us your proxy, the form of which is enclosed, then the persons named as proxies in the form of proxy will vote the shares represented by your proxy according to your instructions. If you properly execute and return to us your proxy but do not mark voting instructions on the proxy, then the persons named as proxies in the form of proxy will vote FOR the three nominees for election as directors referred to in this proxy statement and FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Our management knows of no matters other than those set forth in the Notice of Annual Meeting of Stockholders to be brought before the annual meeting. However, if any other business or matters properly shall come before the annual meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Only holders of record of our common stock at the close of business on March 12, 2007 are entitled to vote at the annual meeting. On that date, there were 25,069,973 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

PRINCIPAL STOCKHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 12, 2007 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged any of their shares as security.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
Jon F. Chait	450,666	1.8%
Robert B. Dubner	30,000	*
John J. Haley	50,000	*
Jennifer Laing	50,000	*
David G. Offensend	106,632	*
Richard J. Stolz	22,000	*
Mary Jane Raymond	75,500	*
Margaretta R. Noonan	61,117	*
Donald E. Bielinski	43,155	*
Richard S. Gray	27,421	*
All directors, nominees and executive officers as a group (14 persons)	982,634	3.9%

*	Denotes less than 1%.
(1)	Includes the following shares of common stock subject to stock options which are exercisable within 60 days of March 12, 2007: Jon F. Chait, 244,500 shares; Robert B. Dubner, 30,000 shares; John J. Haley, 50,000 shares; Jennifer Laing, 40,000 shares; David G. Offensend, 50,000 shares; Richard J. Stolz, 20,000 shares; Mary Jane Raymond, 12,500 shares; Margaretta R. Noonan, 42,000 shares; Donald E. Bielinski, 30,500 shares; Richard S. Gray, 18,000 shares; and all directors, nominees and executive officers as a group, 583,000 shares.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by other persons known to us to own more than 5% of our outstanding common stock as of March 12, 2007.

	Amount and Nature of Beneficial Ownership(1)
	Voting Power		Investment Power		Aggregate	Percent of Class
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Schneider Capital Management Corporation 460 East Swedesford Rd. Suite 2000 Wayne, PA 19087	1,683,791	0	2,512,235	0	2,512,235	10.1%

Perry Corp. 767 Fifth Ave. New York, NY 10153	2,263,532	0	2,263,532	0	2,263,532	9.1%

Heartland Advisors, Inc. 780 North Water St. Milwaukee, WI 53202	0	1,977,513	0	1,984,013	1,984,013	8.0%

Artisan Partners Limited Partnership 875 East Wisconsin Ave. Suite 800 Milwaukee, WI 53202	0	1,655,600	0	1,926,800	1,926,800	7.8%

Kensico Capital Management Corporation 55 Railroad Ave. 2nd Floor Greenwich, CT 06830	1,700,591	0	1,700,591	0	1,700,591	6.9%

(1)	These amounts represent the number of shares beneficially owned, as disclosed in reports regarding beneficial ownership filed with the Securities and Exchange Commission under Section 13(g) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

Our Certificate of Incorporation and By-Laws provide that our directors are divided into three classes, with staggered terms of three years each. At the annual meeting, our stockholders will elect one director to hold office until the 2008 annual meeting of stockholders and two directors to hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified.

Listed below are the nominees of our Board of Directors for election at the annual meeting, as well as a listing of each director whose term will continue after the annual meeting. The following sets forth specific information about each nominee and continuing director as of March 12, 2007.

Nominees for Election at the Annual Meeting

Term Expiring at the 2008 Annual Meeting

Jennifer Laing, 60, has served as a director since 2003. Ms. Laing has served as the Associate Dean, External Relations at the London Business School, since 2002. Ms. Laing started her career in brand building and communications in 1969 with Garland-Compton until she joined Saatchi and Saatchi in 1975. In 1979, she joined Leo Burnett in London. In 1981, she re-joined Saatchi and Saatchi London as Deputy Chairman rising to Joint Chairman. From 1988 to 1991, she was Chairman and Chief Executive Officer of Aspect Hill Holiday and from 1991 to 1995 she led her own firm, Laing Henry, which was eventually purchased by Saatchi and Saatchi. Ms. Laing became Chairman of Saatchi and Saatchi London in 1995 and Chairman and Chief Executive Officer of Saatchi and Saatchi North America from 1997 to 2001. Ms. Laing is also a director of InterContinental Hotels Group PLC.

Terms Expiring at the 2010 Annual Meeting

Jon F. Chait, 56, has served as Chief Executive Officer and Chairman of the Board since we were spun off from Monster Worldwide, Inc. (“Monster”) in 2003. He joined Monster in 2002 expressly in contemplation of the spin-off. Prior to joining us, Mr. Chait was the Chairman of Spring Group, PLC, a provider of workforce management solutions, from May 2000 through June 2002 and Chief Executive Officer from May 2000 through March 2002. From 1998 through 2000, Mr. Chait founded and acted as Chairman and Chief Executive Officer of Magenta Limited, a developer of web-enabled human resource solutions, which was subsequently sold to Spring Group, PLC. Mr. Chait served as the Managing Director—International Operations of Manpower Inc. from 1995 to 1998, Chief Financial Officer from 1993 to 1998 and Executive Vice President, Secretary and Director from 1991 to 1998, and Executive Vice President from September 1989 to July 1998 of Manpower International Inc., a provider of temporary employment services. Mr. Chait is also a director of the Marshall and Ilsley Corporation, a bank holding company, and Krueger International Inc., a manufacturer of office furniture.

Richard J. Stolz, 61, has served as a director since August 2006. Prior to becoming a director, Mr. Stolz was a Global Relationship Partner with PricewaterhouseCoopers LLP until 2004, having served in that position since 2001. He served as the New York Region Leader for the Consumer and Industrial Products Industry Group of PricewaterhouseCoopers from 1997 to 2001. Mr. Stolz was an Engagement Partner with PricewaterhouseCoopers from 1992 to 1997, first serving as a Partner and then as a Lead Partner. From 1988 to 1992, Mr. Stolz worked in Tokyo, Japan, leading the International Division of the local PricewaterhouseCoopers affiliate. Mr. Stolz joined PricewaterhouseCoopers in 1967 and became a Partner in accounting and auditing in 1981. Mr. Stolz was recommended to our Nominating and Governance Committee by Highland Partners, an executive search business that we owned at the time Mr. Stolz was recommended to our Nominating and Governance Committee.

Vote Required

Each director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Unless our stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees. Our Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by proxies received will be voted for another nominee selected by our Board of Directors.

Our Board of Directors recommends that the nominees identified above be elected as directors and urges you to vote “FOR” them. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” these nominees.

Directors Continuing in Office

Term Expiring at the 2008 Annual Meeting

Robert B. Dubner, 64, has served as a director since April 2006. Mr. Dubner has been a Senior Advisor to Apollo Management LP, a private equity fund, and Drawbridge Special Opportunities Fund, LLC, an investment firm, since 2005. Prior to that, Mr. Dubner was a management consulting partner and a member of International Business Machines Corporation’s Business Consulting Services Global Middle Market leadership team from 2002 to 2004. Mr. Dubner joined Coopers & Lybrand International in 1989 and was a partner from 1991 to 1998, and then was a partner with PricewaterhouseCoopers LLP from 1998 to 2002, serving as the U.S. and global leader of its middle market consulting practice. He served as an elected member of Coopers & Lybrand’s Board of Partners from 1995 to 1998, PricewaterhouseCoopers’ U.S. Board of Partners from 1998 to 2001, and PricewaterhouseCoopers’ Global Oversight Board from 1998 to 2001. He was the co-founder, in 1972, of Information Automation, Inc., a production management and monitoring systems implementation company, and served as its President from 1982 to 1989. Mr. Dubner was recommended to our Nominating and Governance Committee by one of our former non-employee directors.

Terms Expiring at the 2009 Annual Meeting

John J. Haley, 57, has served as a director since 2003. Mr. Haley is the President and Chief Executive Officer of Watson Wyatt & Company, an international human resources benefits consulting firm headquartered in Washington, DC. Mr. Haley joined Watson Wyatt Worldwide in 1977. Mr. Haley was elected a director of the firm in 1992. Mr. Haley is Chairman of the Board and Chairman of the Management Committee, and formerly managed Watson Wyatt’s largest consulting office in Washington, DC. Mr. Haley is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries and a member of the American Academy of Actuaries. Mr. Haley is a member of the board of directors for Maximus, Inc. and the U.S.-China Business Council.

David G. Offensend, 53, has served as director since 2003. Mr. Offensend is the Senior Vice President, Chief Financial and Administrative Officer of the New York Public Library. Prior to joining the Library in 2004, Mr. Offensend was senior advisor of Evercore Partners, Inc., which he co-founded in 1995. Evercore operates in the private equity business and provides merger and acquisition and restructuring advice to companies. Prior to founding Evercore, Mr. Offensend spent five years in the investment organization of Robert M. Bass, the Texas investor. Prior to joining the Bass organization in 1990, Mr. Offensend spent 13 years at Lehman Brothers.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Of the six directors currently serving on our Board of Directors, the Board has determined that Ms. Laing and Messrs. Dubner, Haley, Offensend and Stolz are independent directors under the independence standards of the Nasdaq Global Market. In addition, Nicholas G. Moore and René Schuster, who served as our directors until May 5, 2006 and August 31, 2006, respectively, were independent directors under the independence standards of the Nasdaq Global Market.

Board Committees

Our Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees. The Board has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. We maintain a Web site at

www.hhgroup.com and make available on that Web site, free of charge, copies of each of the charters for the Audit, Compensation and Nominating and Governance Committees. We are not including the information contained on or available through this Web site as a part of, or incorporating such information by reference into, this proxy statement.

Audit Committee

The Audit Committee presently consists of Richard J. Stolz (Chairperson), Robert B. Dubner, John J. Haley and David G. Offensend, each of whom is an independent director under the independence standards of the Nasdaq Global Market and Securities and Exchange Commission rules. In addition, Mr. Moore, who served on the Audit Committee while he was a director, was an independent director under the independence standards of the Nasdaq Global Market and Securities and Exchange Commission rules. Our Board of Directors has determined that each of Messrs. Dubner, Haley, Offensend and Stolz qualify as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee held twelve meetings in 2006.

The Audit Committee’s primary duties and responsibilities are to assist our Board of Directors in monitoring:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee presently consists of David G. Offensend (Chairperson), John J. Haley and Jennifer Laing, each of whom is an independent director under the independence standards of the Nasdaq Global Market and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee held six meetings in 2006.

The Compensation Committee’s basic responsibility is to assure that the non-employee members of our Board of Directors, the Chief Executive Officer, other executive officers and key management are compensated effectively and in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the Chief Executive Officer), key management and outside directors, and administers our long-term incentive programs, including our equity plan.

The Compensation Committee has retained the services of an external compensation consultant, Hewitt Associates. The mandate of the consultant is to serve us and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The nature and scope of services rendered by Hewitt Associates on the Compensation Committee’s behalf is described below:

•	Competitive market pay analyses, Board of Director pay studies, dilution analyses and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting executive compensation and benefit programs;

•	Guidance on overall compensation program structure and executive employment agreement terms; and

•	Preparation for and attendance at selected management, committee or Board of Director meetings.

The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant periodically. Management did not obtain any services from Hewitt in 2006 for matters other than for those under the auspices of the Compensation Committee.

Additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, is provided below under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of John J. Haley (Chairperson), Jennifer Laing and David G. Offensend, each of whom is an independent director under the independence standards of the Nasdaq Global Market. In addition, Mr. Schuster, who served on the Nominating and Governance Committee while he was a director, was an independent director under the independence standards of the Nasdaq Global Market. The Nominating and Governance Committee held five meetings in 2006.

The Nominating and Governance Committee provides assistance to our Board of Directors by:

•	identifying individuals qualified to become directors and recommending to the Board candidates for all directorships to be filled by the Board or by our stockholders;

•	identifying directors qualified to serve on the committees established by the Board and recommending to the Board members for each committee to be filled by the Board;

•	developing and recommending to the Board a set of corporate governance principles, including matters of:

•	Board organization, membership and function;

•	committee structure and membership;

•	succession planning for our Chief Executive Officer; and

•	taking a leadership role in shaping our corporate governance.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that our Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives. The Nominating and Governance Committee also seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are important to us. In addition, the Nominating and Governance Committee believes it is important that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director to possess to be recommended by the Committee to the Board:

•

A director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have expertise and experience relevant to our business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to the By-Laws, a stockholder must give a written notice of intent to our Corporate Secretary not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.

Executive Committee

The Executive Committee presently consists of Jon F. Chait (Chairperson), Robert B. Dubner and David G. Offensend. The Executive Committee held no meetings in 2006.

The Executive Committee assists the Board in discharging its responsibilities and may exercise all of the authority of the Board in the management of our business affairs, except for changes in our By-Laws, matters specifically designated to other committees and certain other significant corporate matters.

Lead Director

The Nominating and Governance Committee recommends to our Board of Directors nominees for the position of lead director from among the independent directors. The independent directors on our Board of Directors then select a lead director from among the nominees to serve for a term of one year. There is no limit to the number of terms a director can serve as lead director. John J. Haley is currently serving as our lead director. Among others, the lead director has the following duties and responsibilities:

•	coordinate the activities of the independent directors and serve as a liaison between the independent directors and our Chairman and Chief Executive Officer;

•	chair meetings at which only the independent directors attend;

•

advise our Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

•	in conjunction with the Chairman and Chief Executive Officer, consider potential conflicts of interest of directors;

•	conduct exit interviews of senior management upon resignation; and

•	recommend to the Chairman and Chief Executive Officer the retention of outside advisors and consultants who report directly to the Board of Directors.

Meetings and Attendance

Our Board of Directors held thirteen meetings in 2006. Each of the directors currently serving on our Board of Directors attended at least 75% of the aggregate of the meetings of the Board held in 2006 and the meetings held by each committee of the Board on which such director served during the period that the director so served in 2006.

Directors are expected to attend our annual meeting of stockholders each year. At the 2006 annual meeting of stockholders, all of the directors then serving were in attendance at the annual meeting.

Communications with Board of Directors

You may communicate with our Board of Directors by writing to our Corporate Secretary at Hudson Highland Group, Inc., c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director), 560 Lexington Avenue, 5th Floor, New York, New York 10022. The Corporate Secretary will ensure that this communication (if it is properly marked c/o the Board of Directors or c/o a specific director) is delivered to the Board or the specified director, as the case may be.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors adopted in February 2007 written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of our directors during 2006, except Mr. Chait who does not receive any compensation for serving as a director and whose compensation as an executive officer is set forth below under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash(3)	Option Awards(4)(5)	Total
Robert B. Dubner	$50,750	$313,834	$364,584
John J. Haley	$104,521	$3,643	$108,164
Jennifer Laing	$50,500	$17,833	$68,333
David G. Offensend	$103,000	$3,643	$106,643
Richard J. Stolz	$15,642	$121,772	$137,414
Nicholas G. Moore(1)	$39,137	$47,243	$86,380
René Schuster(2)	$43,667	$3,643	$47,310

(1)	Mr. Moore resigned from our Board of Directors effective May 5, 2006.
(2)	Mr. Schuster resigned from our Board of Directors effective August 31, 2006.
(3)	Includes fees of $103,000 and $39,137 that Mr. Offensend and Mr. Moore, respectively, elected to receive in the form of an aggregate of 8,316 and 2,789 shares, respectively, of our common stock pursuant to our Deferred Compensation Plan.
(4)	Reflects the dollar amount we recognized for financial reporting purposes (disregarding the estimate of forfeitures related to service-based vesting conditions) during 2006 in accordance with FAS 123R for all awards of stock options granted under our Long Term Incentive Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Notes 5 and 13 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	During 2006, Mr. Dubner and Mr. Stolz were each granted an option to purchase 50,000 shares of our common stock with a grant date fair value computed in accordance with FAS 123R of $466,255 and $224,020, respectively, only a portion of which was required to be expensed in 2006. The aggregate number of outstanding stock options as of December 31, 2006 for each of our directors and former directors named above was: Mr. Dubner, 50,000; Mr. Haley, 50,000; Ms. Laing, 40,000; Mr. Offensend, 50,000; Mr. Stolz, 50,000; Mr. Moore, 50,000; and Mr. Schuster, 50,000.

Retainer and Meeting Fees

Each non-employee director is entitled to receive an annual retainer of $25,000, a fee of $2,500 for each Board and Board committee meeting attended in person and a fee of $1,000 for each telephonic Board meeting. The Chairpersons of the Audit Committee and Compensation Committee receive an additional annual retainer of $10,000 and the Chairperson of the Nominating and Governance Committee receives an additional annual retainer of $5,000. The lead director also receives an additional annual retainer of $10,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and Board committees.

Stock Options

Upon first being elected or appointed as a director, we grant each non-employee director an option to purchase 50,000 shares of our common stock under the terms of our Long Term Incentive Plan. The exercise price for options is the fair market value of a share of our common stock on the date of grant. Options have a term of ten years and become exercisable as follows: 40% immediately on the date of grant, 60% after the first anniversary of the date of grant, 80% after the second anniversary and 100% after the third anniversary. If a director ceases service for any reason other than death, then that portion of the option that is exercisable on the date the director ceases service will remain exercisable for a period of two years after such date and the remaining portion of the option will automatically expire on such date. If the director’s service ceases by reason of the director’s death, then the option will become fully vested and will remain exercisable by the director’s beneficiary for a period of two years after the date of the director’s death. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable, except if our stockholders will receive capital stock of another corporation in connection with a change of control of our company and our Board of Directors determines that the option will be converted into an option to purchase shares of such capital stock. “Change in control” in the Stock Option Agreements has the same meaning set forth below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Employment Agreements.”

Deferred Compensation Plan

Our directors may elect to participate in our Deferred Compensation Plan, under which each director may defer up to 100% of his or her cash retainer fees and meeting attendance fees payable for service as a member of the Board or a committee of the Board. Each director’s compensation will be reduced by the amount of all deferrals made on his or her behalf.

Each director who participates in the Deferred Compensation Plan may direct that all or a portion of his or her deferrals be invested in one or more permitted investments. Directors will receive all interest, dividends and earnings that accrue on amounts deferred pursuant to the Deferred Compensation Plan.

If a director’s service on the Board terminates for any reason the amount remaining in the director’s deferral account will be paid or begin to be paid to the director six months after the last day of the plan year in which the director’s service on the board terminates.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis is to provide material information about the compensation of our executive officers named below under “Executive Compensation—Summary Compensation Table,” which we refer to as our named executive officers. In this section, we provide an analysis and explanation of our executive compensation program and the compensation derived by our named executive officers from this program.

Objectives of the Compensation Program

The central objective of our compensation program is to attract and retain the talented individuals needed to achieve long-term success, and to motivate them to achieve goals designed to enhance long-term shareholder value. The Compensation Committee, which oversees our executive compensation program, believes these goals can best be achieved with a relatively simple and straightforward compensation program consisting of several components.

Design of the Total Compensation Program

The key executive compensation policies that underpin our total compensation program are as follows:

•	Base salaries are targeted at median market levels for comparable companies.

•	Annual incentives (cash bonuses) are designed to provide awards above median market levels for comparable companies for above median performance.

•	Long-term incentives provide awards of stock options and restricted shares and are targeted at median market levels for comparable companies.

•	Employee benefits are offered to all eligible employees, including our executive officers, and are targeted at median market levels for comparable companies.

Consequently, our executive officers have the opportunity to earn above median compensation for outstanding performance—both from above median bonuses and from above median appreciation of equity grants resulting from above median performance of our company.

The Compensation Committee believes that providing base salaries, equity compensation and employee benefit programs targeted at median market levels is essential for attracting new talent to the organization. Providing our named executive officers with the ability to earn above market level for bonuses based on above median performance encourages the retention of high performers who strive to consistently beat their established performance targets.

Target Compensation Levels and Benchmarking

On a biennial basis, the Compensation Committee, with the assistance of the independent compensation consultants it retains, reviews the market positioning of total compensation for each of our executive officers. This review was last conducted in 2005 and any adjustment needed to attain the objective of each element of compensation was made at that time. Because this review was not conducted in 2006, no base salary increases were awarded to any of our named executive officers. We intend to conduct this market compensation review in 2007.

In 2005, we compared the base salary, annual incentives and long-term incentives of a particular officer to executives in similar positions in a comparator group. For all executive officer positions, these comparator companies consisted of U.S.-based, publicly traded staffing companies. These comparator companies were CDI

Corp., Ciber, Inc., Comforce Corp., Hall Kinion & Associates (acquired by Kforce, Inc.), Kelly Services, Inc., Kforce, Inc., Manpower, Inc., MPS Group, Inc., Resources Connection, Inc., Robert Half International, Inc., Spherion Corp. and Venturi Partners, Inc. (acquired by COMSYS Holding, Inc.). In weighing the relevance of a particular comparator company, the Compensation Committee considered the size and business mix of each comparator in relationship to our company. For the named executive officers, two other data groups from Hewitt Associates’ database were also used. One data group covered all industries in general and the other covered only service firms. For these data groups, the data was adjusted for annual revenue size using regression analysis.

Role of Executive Officers in the Compensation Process

The development of annual incentive target information and the calculation of the actual annual incentives earned are performed by the Executive Vice President, Chief Administrative Officer in conjunction with the Executive Vice President, Chief Financial Officer. These data (incentive targets and actual incentives earned) are then reviewed by the Chief Executive Officer before being presented to the Compensation Committee for discussion and approval. Stock option grants are recommended to the Chief Executive Officer by various regional business heads and corporate department heads. While the Chief Executive Officer takes an active role in making compensation recommendations for our executive officers, he makes no recommendations concerning any component of his own compensation. The Compensation Committee makes all final decisions on compensation for our executive officers.

Elements of Compensation

Overview

The compensation for our named executive officers is a straightforward system consisting primarily of four components: (1) a base salary, (2) an annual cash incentive program, (3) eligibility to participate in occasional grants of stock options or restricted shares of stock and (4) benefits. With the exception of Mr. Chait who does not have an employment agreement, each executive officer has signed a standard employment agreement that covers basic terms of employment and that contains both contractual separation payments under certain circumstances and provisions covering a possible change in the control of our company. In general, these agreements provide for a maximum of one year’s salary and target bonus protection for the executive under certain circumstances of separation.

The same compensation policies and decisions cover all of our named executive officers, including our Chief Executive Officer even though he does not have an employment agreement.

Base Salary

The base salary of our named executive officers as a group was last reviewed in 2005 as part of a review of total compensation performed for the Compensation Committee by Hewitt Associates, its independent compensation consultant. This review was based on the benchmarking described above.

No changes to base salary were made for any of our named executive officers in 2006 as a result of the 2005 review. The next base salary review is planned for 2007.

Annual Incentives

The annual incentive program consists of eligibility for a cash bonus based on our actual earnings before interest and taxes, or EBIT, relative to target EBIT set at the beginning of the year by the Compensation Committee. The Compensation Committee has the authority to determine all components of the calculation of EBIT. Bonuses for our named executive officers who also have regional responsibilities are a function of EBIT both for their respective region and for our company as a whole, in each case relative to target. The achievement of both threshold EBIT (dollars earned) and the percent of EBIT against revenue are required for any bonus to be paid. The intent of the annual incentive program is to provide above market bonus compensation in years where our performance meets or exceeds target levels, but to pay less or no incentive in years where our performance does not meet or exceed target levels.

Performance targets are set annually at the beginning of the year by the Compensation Committee based on the recommendation of the Chief Executive Officer (with the exception of the Chief Executive Officer’s own target, which is set solely by the Compensation Committee). Target bonus amounts for individual named executive officers are set as a percentage of base salary and are reviewed during the biennial total compensation study to ensure that the target bonus is appropriate considering both internal equity and relevant market competitiveness. Factors considered in setting the performance targets include profit we earned in total, profits earned by one or more of our regional units in the prior year, the current year’s profit budget and desired growth. The most important factor in setting the target is year-on-year growth in terms of both real dollars of profit and the percent of profit to revenue. The Compensation Committee sets these targets meaningfully above prior year results to stimulate ongoing profit growth from one year to the next. The specific performance targets for 2006 for each of our named executive officers are disclosed in the footnotes to the “Grants of Plan-Based Awards” table.

In 2006, the Compensation Committee continued to apply its compensation policies consistent with past practices. As in the past, cash bonuses were considered based on our financial performance relative to targets set at the beginning of the year. In 2006, the EBIT targets set by the Compensation Committee were not attained by the company on a consolidated basis and so no bonuses based on our consolidated results under the annual incentive program were paid. Mr. Bielinski is the only executive officer who has both regional operational responsibility and corporate responsibility. As a result of the over-performance of Hudson Asia Pacific, the region for which he is responsible, Mr. Bielinski was awarded a bonus of $84,604. As with the other named executive officers, Mr. Bielinski did not earn the portion of his bonus based on consolidated results.

The Compensation Committee has the discretion to make payments outside of the formula of the program and chose to exercise this discretion with respect to one of the named executive officers for 2006 performance. Mr. Bielinski was awarded a cash bonus of $100,000 in recognition of his efforts in the successful completion of the sale of our Highland Partners division to Heidrick & Struggles International, Inc.

Long-Term Incentives

The Compensation Committee has the authority under the Hudson Highland Group Long Term Incentive Plan to make equity grants to certain employees. Historically, the Compensation Committee has used a mix of stock options and restricted shares, vesting over time, to motivate and retain key executive officers, including our named executive officers. To provide both a financial commitment to a new executive officer and an incentive to drive performance to increase the share price, the named executive officers were given at the spin-off (Ms. Noonan) or at hire (Ms. Raymond, Mr. Bielinski and Mr. Gray) a mix of options and restricted stock. Ms. Raymond also received a grant of both options and restricted shares after six months of employment in recognition of her performance. Since the initial grant (and six-month grant for Ms. Raymond), all future grants were made entirely with options. Mr. Chait has only received stock options. Prior to making an initial grant to an executive officer, the Compensation Committee is provided with relevant market data and a comparison of grants made to other executive officers based on the benchmarking described above. Also, decisions about annual grants are made considering factors of internal equity and prior year performance achievements. The Compensation Committee followed this process in reference to the total compensation study performed by Hewitt Associates prior to the 2003 and 2005 grants discussed below.

In January 2005, the Compensation Committee, with the assistance of Hewitt Associates, reviewed the market positioning of the equity incentives for each of our executive officers as described in the benchmarking above. The Compensation Committee determined that our equity incentives were significantly below those of most comparable companies. Accordingly, in January 2005, the Compensation Committee granted options to Mr. Chait, Ms. Noonan and Mr. Gray. Mr. Chait, Ms. Noonan and Mr. Gray, our company’s most senior named executive officers who received these grants, understood that the Compensation Committee did not expect (at that time) to grant additional equity awards to them over the three following years. Accordingly, Mr. Chait, Ms. Noonan and Mr. Gray have not received any equity awards since January 2005.

Mr. Chait was granted stock options in April 2003 (vesting in four equal, annual installments) and again in January 2005 (vesting over four years with 50% vesting on the third anniversary of the grant and 50% vesting on the fourth anniversary). Ms. Noonan and Mr. Gray received grants of both stock options and restricted shares in 2003 (vesting in three years with 50% vesting after the first anniversary of the grant date, 25% after the second anniversary and 25% on the third anniversary) and were granted additional stock options in 2005 (vesting over four years with 50% vesting on the third anniversary of the grant and 50% vesting on the fourth anniversary).

Upon her hire in December 2005, Ms. Raymond was granted 140,000 stock options (vesting over four years with 50% vesting on the third anniversary of the grant and 50% vesting on the fourth anniversary) and 40,000 restricted shares (vesting in four equal, annual installments). An additional grant of 50,000 stock options and 20,000 restricted shares (both vesting in four equal, annual installments) was made to Ms. Raymond in May 2006. The Compensation Committee recognized her performance by providing her with this additional grant as she attained six months in her role.

Grants of 36,000 stock options and 12,000 restricted shares were made to Mr. Bielinski in December 2004 as a normal grant for a new employee at his level. Mr. Bielinski was not an executive officer in January 2005 and did not participate in these grants. Accordingly, grants of 50,000 options were made to Mr. Bielinski in February 2006 as part of the annual grant process for eligible executives. All of these grants vest in four equal, annual installments.

With the exception of our executive officers who received large equity grants in January 2005 to bring them closer to market competitiveness, the Compensation Committee considers grants to executive officers, including our named executive officers, upon a significant change in the status of an officer (hire, promotion, additional responsibility) or annually at its first meeting in the calendar year. The consistency of this practice helps to ensure that the Compensation Committee makes no attempt to coordinate grants with any release of non-public information, either positive or negative.

The grant price of all stock options is the Nasdaq closing price on the actual date of the Compensation Committee action or the date of hire if the individual is not an employee on the date of grant. If the stock is not traded on the date of the grant or hire, the grant price of the stock option is the Nasdaq closing price on the next day of market activity.

It is anticipated that equity compensation for key executive officers will be reviewed as part of the biennial compensation review to be conducted in 2007.

Stock Ownership Guidelines

In connection with the Long Term Incentive Plan, we endorse the policy that stock ownership by senior management, including our named executive officers, is an important factor in aligning the interests of management and stockholders. We have adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own shares of our common stock with a specified value equal to 100% of their respective base salaries. These share ownership requirements may be met over a period of five years. Share ownership can consist of any combination of shares owned directly by the executive officer, vested but unexercised stock options, shares purchased through the Employee Stock Purchase Plan or shares held in an officer’s 401(k) account.

The Compensation Committee reviews compliance with the stock ownership guidelines on an annual basis and will consider an individual’s compliance with the stock ownership guidelines in determining the size of future equity-based grants. As of the end of 2006, all of our named executive officers were on track to meet their ownership requirements within the prescribed five-year period and Mr. Chait exceeded his share ownership requirements.

Benefits

We provide our employees with customary health care benefits and offer a defined contribution plan (401(k) plan) in lieu of a pension plan to eligible employees, including our named executive officers, who, if they meet the plan eligibility requirements, may elect to participate. The executive officers are among the employees also eligible to participate in our Deferred Compensation Plan. The Deferred Compensation Plan enables our named executive officers to defer up to 25% of their base salaries and up to 100% of cash bonuses. The investment choices and many of the design features of this plan mirror the 401(k) plan. Other than these savings programs, we provide no retirement benefits to employees or supplemental retirement benefits to the executive officers.

Perquisites

We provide no perquisites to our named executive officers as a group. Mr. Chait’s primary residence is in Chicago and during 2006 we reimbursed Mr. Chait $11,281 for his New York apartment based on a per diem associated with days he worked in the New York office. This per diem was paid to Mr. Chait to assist him in maintaining a residence in New York during a period when we required him to be in New York regularly. Ms. Raymond, in accordance with her employment agreement, was reimbursed $24,962 for housing in New York based on a per diem associated with days she worked in the New York office. Ms. Raymond’s employment agreement provides for this per diem because her primary residence is not in New York. In both of these cases, the Compensation Committee determined that the benefit of having these two executives working from the New York office was greater than paying them the Internal Revenue Service standard per diem (which is less costly than reimbursement for New York hotels and meals).

Agreements with Named Executive Officers

With the exception of Mr. Chait, who is not covered by an employment agreement, each of the named executive officers has signed a standard form of employment agreement with us. These agreements were put in place to allow us to attract and retain key talent to our business. They are designed to provide reasonable financial security (in general, not exceeding one year’s salary and target bonus) to our executive officers in the event of certain kinds of separations from our company, while providing our company with appropriate releases from potential claims and commitments not to solicit our clients or employees during a set period.

Under the employment agreements, each named executive officer (except Mr. Chait) is entitled to (i) an annual base salary; (ii) eligibility to receive an annual bonus as provided in our Senior Management Bonus Plan; (iii) other benefits of employment comparable to other senior management; (iv) four weeks of vacation plus four personal days per year; (v) severance and health and dental benefits upon termination of employment; and (vi) severance, health and dental benefits, and excise tax gross-up upon a termination of employment after a change in control of our company. In connection with entering into the employment agreements, each named executive officer has executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with us.

We have an excise tax gross-up agreement with Mr. Chait. This agreement provides that, after a change in control of our company, if Mr. Chait’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Chait for good reason, and the payments under the gross-up agreement are “excess parachute payments,” then we will pay Mr. Chait the amount necessary to offset the excise tax imposed by the

Internal Revenue Code and any additional taxes on this payment. Mr. Chait, like the other named executive officers, is subject to post-termination confidentiality, non-solicitation and work product assignment covenants pursuant to his Stock Option Agreement as discussed below in “Potential Payments Upon Termination or Change in Control—Stock Option Agreements.”

In May 2006, we entered into an agreement with Richard Harris in that his duties as Senior Vice President and Chief Information Officer would cease as of July 31, 2006. In exchange for Mr. Harris executing our form of separation agreement and general release, Mr. Harris became entitled to a severance benefit of $250,000 payable in equal semi-monthly installments for a period of twelve months as called for in the employment agreement between Mr. Harris and our company entered into in November 2002. As also stipulated in that employment agreement, we will continue to pay our portion of the group health insurance premium during the twelve month severance period provided Mr. Harris remains eligible for group health insurance continuation under applicable law and provided he authorizes his portion of the premium to be taken from the severance payments.

Additional information regarding these employment agreements can be found in “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control.” Additional information regarding the excise tax gross-up agreement can be found in “Potential Payments Upon Termination or Change in Control—Executive Excise Tax Gross-Up Agreement.”

Impact of Tax Treatment on Compensation

Under Section 162(m) of the Internal Revenue Code, the tax deduction available to corporate taxpayers, such as us, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends, in all appropriate circumstances, to qualify compensation paid to our executive officers for deductibility by us under Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Hudson Highland Group, Inc.

COMPENSATION COMMITTEE

David G. Offensend, Chairperson

John J. Haley

Jennifer Laing

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during 2006 by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our three other most highly compensated executive officers who were serving as executive officers at the end of 2006 and (iv) our former Senior Vice President and Chief Information Officer. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jon F. Chait, Chairman and Chief Executive Officer	2006	$500,000	$0	$0	$596,737	$0	$11,281	$1,108,018

Mary Jane Raymond, Executive Vice President and Chief Financial Officer	2006	$350,000	$0	$618,438	$674,786	$0	$31,562	$1,674,786

Margaretta R. Noonan, Executive Vice President and Chief Administrative Officer	2006	$275,000	$0	$1,925	$159,470	$0	$6,600	$442,995

Donald E. Bielinski, Senior Vice President and Chairman—Hudson Asia Pacific	2006	$275,000	$100,000	$44,769	$258,629	$84,604	$6,600	$769,602

Richard S. Gray, Senior Vice President, Marketing and Communications	2006	$225,000	$0	$3,282	$154,944	$0	$6,600	$389,826

Richard A. Harris(1), Former Senior Vice President and Chief Information Officer	2006	$145,833	$0	$1,925	$28,086	$0	$262,803	$438,647

(1)	On May 8, 2006, we entered into a Settlement Agreement and General Release with Mr. Harris, pursuant to which his employment with us was terminated effective July 31, 2006.
(2)	At the discretion of the Compensation Committee, Mr. Bielinski was awarded a cash bonus of $100,000 in recognition of his efforts in the successful sale of our Highland Partners division to Heidrick & Struggles International, Inc.
(3)	Reflects the dollar amount we recognized for financial reporting purposes (disregarding the estimate of forfeitures related to service-based vesting conditions) during 2006 in accordance with FAS 123R for all awards of restricted stock granted under our Long Term Incentive Plan and thus includes amounts from awards granted in or prior to 2006. There were no forfeitures of restricted stock during 2006 by the officers listed above. Assumptions used in the calculation of these amounts are included in Notes 5 and 13 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	Reflects the dollar amount we recognized for financial reporting purposes (disregarding the estimate of forfeitures related to service-based vesting conditions) during 2006 in accordance with FAS 123R for all awards of stock options granted under our Long Term Incentive Plan and thus includes amounts from awards granted in or prior to 2006. Mr. Harris forfeited 10,500 options during 2006. Assumptions used in the calculation of these amounts are included in Notes 5 and 13 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	Reflects cash bonuses pursuant to our 2006 Incentive Compensation Program. Mr. Bielinski, who has both corporate and regional responsibilities, received the regional portion of his annual incentive bonus because the region for which he is responsible, Hudson Asia Pacific, exceeded its performance targets. The other named executive officers did not receive a bonus because our total company results did not meet the performance targets.
(6)

Consists of our matching contributions under our 401(k) Savings Plan, except for amounts we paid to Mr. Harris and certain amounts paid to Mr. Chait and Ms. Raymond as described below. For Mr. Harris, this consists of the following amounts pursuant to his Settlement Agreement and General Release: severance of $250,000 paid in equal semi-monthly installments for a period of twelve months; $6,730 for earned vacation that was unused as of his termination date; and $6,073 representing our portion of the group health insurance premium for a period of twelve months. Certain personal benefits we provided to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer did not exceed $10,000, except for $11,281 we reimbursed Mr. Chait for his New York apartment based on a per diem associated with days he worked in our New York office and $24,962 we reimbursed Ms. Raymond for housing in New York based on a per diem associated with days she worked in our New York office.

Grants of Plan-Based Awards

The following table sets forth information regarding the awards that we made to the named executive officers during 2006 under our 2006 Incentive Compensation Program (“ICP”) and our Long Term Incentive Plan (“LTIP”).

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards		Grant Date Fair Value of Stock and Option Awards(4)
		Threshold	Target	Maximum
Jon F. Chait(1)
ICP	—	$375,000	$750,000	Uncapped	—	—		—		—

Mary Jane Raymond(1)
ICP LTIP—Restricted Stock LTIP—Stock Options	— 5/5/06 5/5/06	$116,667 — —	$233,333 — —	$466,667 — —	— 20,000 —	— — 50,000	$	— — 14.53	$ $	— 290,600 378,050

Margaretta R. Noonan(1)
ICP	—	$96,250	$192,500	$385,000	—	—		—		—

Donald E. Bielinski(2)
ICP LTIP—Stock Options	— 2/15/06	$91,667 —	$183,333 —	Uncapped —	— —	— 50,000	$	— 16.00	$	— 416,300

Richard S. Gray(1)
ICP	—	$75,000	$150,000	$300,000	—	—		—		—

Richard A. Harris(3)
ICP	—	$50,000	$100,000	$200,000	—	—		—		—

(1)	The threshold for Mr. Chait, Ms. Raymond, Ms. Noonan, and Mr. Gray was EBIT of $15.9 million and 1.1% of revenue (both the EBIT dollars and the EBIT percentage had to be obtained), and the target was EBIT of $23.5 million and 1.8% of revenue.
(2)	For Mr. Bielinski, 60% of his bonus was based on the threshold and target levels described above for the other named executive officers, and 40% of his bonus was based on the performance of Hudson Asia Pacific. The threshold for the Hudson Asia Pacific portion of his bonus was EBIT of $23.8 million and 9.0% of revenue, and the target was EBIT of $27.4 million and 10.1% of revenue.
(3)	On May 8, 2006, we entered into a Settlement Agreement and General Release with Mr. Harris, pursuant to which his employment with us was terminated effective July 31, 2006 and he forfeited rights to a bonus under our 2006 Incentive Compensation Program.
(4)	The dollar amount shown reflects the grant date fair value of the amounts of restricted stock or stock options calculated in accordance with FAS 123R, only a portion of which was required to be expensed in 2006.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Employment Agreements

We have Executive Employment Agreements with each of our executive officers, including the named executive officers (except Mr. Chait). Pursuant to the Executive Employment Agreements, we agree to employ each of the executives for one-year terms, with automatic, annual extensions of additional one-year terms. The Executive Employment Agreements entitle the executives to:

•	an annual base salary ($350,000 for Ms. Raymond, $275,000 for Ms. Noonan, $275,000 for Mr. Bielinski and $225,000 for Mr. Gray);

•	eligibility to receive an annual bonus as provided in our senior management bonus plan;

•	other benefits of employment comparable to other senior management; and

•	four weeks of vacation per year.

Ms. Raymond also is entitled to an allowance for housing in New York. We have the right to terminate each executive’s employment at any time, subject to the provisions of the Executive Employment Agreements described under “Potential Payments Upon Termination or Change in Control—Executive Employment Agreements.”

2006 Incentive Compensation Program

Our Compensation Committee annually sets bonus performance targets to reflect the growth in our earnings before income tax (“EBIT”) year over year. For 2006, this growth was measured in both dollars of EBIT and EBIT as a percentage of revenue. EBIT was calculated net of bonuses payable under the program. The target bonus payable to our Chief Executive Officer was calculated against the achievement of EBIT performance targets. These targets were not met and so no bonus was paid. If the targets had been achieved, his bonus for achievement in excess of the targets would have been equal to 5% of EBIT earned above the target. The bonuses payable to our business unit heads were calculated upon the achievement of EBIT performance targets for their respective business areas (80%) and the company (20%). Bonuses paid for achievement in excess of the target were equal to 2% of their respective business unit’s EBIT above the target. There was not a cap on the amount of the bonuses payable to the heads of our business units or to our Chief Executive Officer. The bonuses payable to our executive officers (other than the Chief Executive Officer) were calculated against the achievement of EBIT performance targets for the company. These targets were not met and so no bonuses were paid based on total company performance. The bonus payable to our executive officers (other than the Chief Executive Officer) would have been capped at 200% of such executive officer’s respective base salary. If threshold levels of the EBIT performance targets had been achieved, then 50% of the targeted bonus for each participant would have been paid. These thresholds were not achieved. The specific performance targets for 2006 for each of our named executive officers can be found in the footnotes to the “Grants of Plan-Based Awards” table.

Restricted Stock

The shares of restricted stock we granted to Ms. Raymond under our Long Term Incentive plan vest 25% after the first anniversary of the date of grant, 50% after the second anniversary of the date of grant, 75% after the third anniversary of the date of grant and 100% after the fourth anniversary of the date of grant. Dividends are paid on shares of unvested restricted stock. We have not declared any dividends since the grants of the restricted stock. See “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a termination of a named executive officer or a change in control of our company.

Stock Options

The options to purchase our common stock that we granted to Ms. Raymond and Mr. Bielinski under our Long Term Incentive Plan during 2006 are non-qualified options. The exercise price for the options is the fair market value of a share of our common stock on the date of grant. The options have a term of ten years and vest 25% after the first anniversary of the date of grant, 50% after the second anniversary of the date of grant, 75% after the third anniversary of the date of grant and 100% after the fourth anniversary of the date of grant. See “Potential Payments Upon Termination or Change in Control—Stock Option Agreements” for a description of the terms of the options triggered upon a termination of a named executive officer or a change in control of our company.

Harris Settlement Agreement

See “Potential Payments Upon Termination or Change in Control – Harris Settlement Agreement” for a description of the terms of the Settlement Agreement and General Release we entered into with Mr. Harris.

Salary and Bonus In Proportion To Total Compensation

This chart shows the combined salary and bonus for our named executive officers as a percentage of their total compensation in 2006.

Current Named Executive Officer	Salary and Bonus	Total Compensation
Jon F. Chait	45%	$1,108,018
Mary Jane Raymond	21%	$1,674,786
Margaretta R. Noonan	62%	$442,995
Donald E. Bielinski	60%	$769,602
Richard S. Gray	58%	$389,826

Outstanding Equity Awards at December 31, 2006

The following table sets forth information on outstanding stock option and restricted stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option and the market value of shares of restricted stock that have not vested based on the closing market price for our common stock on December 31, 2006 of $16.68.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Jon F. Chait	(1)163,000 (2)0	81,500 280,000	$ $	6.83 13.25	4/11/2013 1/18/2015

Mary Jane Raymond	(3)0 (4)0	140,000 50,000	$ $	25.94 14.53	12/1/2015 5/5/2016	(10)50,000	$834,000

Margaretta R. Noonan	(5)42,000 (2)0	0 80,000	$ $	6.83 13.25	4/11/2013 1/18/2015

Donald E. Bielinski	(6)18,000 (7)0	18,000 50,000	$ $	14.08 16.00	12/14/2014 2/15/2016	(10)6,000	$100,080

Richard S. Gray	(8)18,000 (2)0	0 80,000	$ $	9.17 13.25	6/25/2013 1/18/2015

Richard A. Harris	(9)3,500	0		$13.25	1/18/2015

(1)	The options were granted on April 11, 2003 and vest on the anniversary of the grant date in four equal, annual installments.

(2)	The options were granted on January 18, 2005 and vest over four years with 50% vesting on the third anniversary of the grant date and 50% vesting on the fourth anniversary.
(3)	The options were granted on December 1, 2005 and vest over four years with 50% vesting on the third anniversary of the grant date and 50% vesting on the fourth anniversary.
(4)	The options were granted on May 5, 2006 and vest on the anniversary of the grant date in four equal, annual installments.
(5)	The options were granted on April 11, 2003 and vest over three years with 50% vesting on the first anniversary of the grant date, 25% on the second anniversary and 25% on the third anniversary.
(6)	The options were granted on December 14, 2004 and vest on the anniversary of the grant date in four equal, annual installments.
(7)	The options were granted on February 15, 2006 and vest on the anniversary of the grant date in four equal, annual installments.
(8)	The options were granted on June 25, 2003 and vest over three years with 50% vesting on the first anniversary of the grant date, 25% on the second anniversary and 25% on the third anniversary.
(9)	The options were granted on January 18, 2005 and vest on the anniversary of the grant date in four equal, annual installments.
(10)	The restricted shares vest on the anniversary of the grant date in four equal, annual installments.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during 2006 for each of our named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Jon F. Chait	0	$0	0	$0
Mary Jane Raymond	0	$0	10,000	$176,500
Margaretta R. Noonan	0	$0	3,000	$51,270
Donald E. Bielinski	0	$0	3,000	$51,060
Richard S. Gray	0	$0	1,500	$16,605
Richard A. Harris	18,000	$166,968	3,000	$51,270

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price for our common stock on the exercise date and the exercise price of the option.
(2)	Reflects the amount calculated by multiplying the number of shares of restricted stock vested by the market price of our common stock on the vesting date.

Nonqualified Deferred Compensation

The following table sets forth annual executive and company contributions under our Deferred Compensation Plan, which is a non-qualified defined contribution plan, as well each named executive officer’s withdrawals, earnings and year-end balances in that plan:

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions in 2006	Aggregate Balance at December 31, 2006
Jon F. Chait	$0	$0	$0	$0	$0
Mary Jane Raymond	$0	$0	$0	$0	$0
Margaretta R. Noonan	$16,500	$0	$1,494	$0	$19,103
Donald E. Bielinski	$68,773	$0	$4,186	$0	$70,095
Richard S. Gray	$0	$0	$0	$0	$0
Richard A. Harris	$0	$0	$0	$0	$0

Deferred Compensation Plan

Our executive officers may elect to participate in our Deferred Compensation Plan, under which each executive officer may elect to defer up to 25% of the executive officer’s base pay for the plan year, and up to 100% of the executive officer’s annual bonus payable with respect to the plan year. Each executive officer’s compensation will be reduced by the amount of all deferrals made on his or her behalf.

Each executive officer may direct that all or a portion of his or her deferrals be invested in one or more permitted investments. Executive officer’s will receive all interest, dividends and earnings that accrue on amounts deferred pursuant to the Deferred Compensation Plan.

If an executive officer’s employment terminates for any reason the amount remaining in the executive officer’s deferral account will be paid or begin to be paid to the executive officer six months after the last day of the plan year in which the executive officer’s employment or service terminates.

Potential Payments Upon Termination or Change in Control

We have entered into agreements and maintain plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a change in control of our company. The estimated amount of compensation payable to each current named executive officer in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at December 29, 2006 and that our common stock is valued at $16.68, the closing market price for our common stock on December 29, 2006. Descriptions of the circumstances that would trigger payments or the provision of other benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, and other material assumptions that we have made in calculating the estimated compensation, follow these tables.

Payments and Benefits to Jon F. Chait

	Termination by Company Without Cause	Death	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$0	$0	$0	$0
Health and Dental Insurance	$0	$0	$0	$0
Excise Tax Gross Up	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$0	$0
Vesting of Stock Options	$0	$1,763,175	$1,763,175	$1,763,175
Total	$0	$1,763,175	$1,763,175	$1,778,175

Payments and Benefits to Mary Jane Raymond

	Termination by Company Without Cause	Death	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$350,000	$0	$0	$583,333
Health and Dental Insurance	$4,037	$0	$0	$4,037
Excise Tax Gross Up	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$834,000	$834,000	$834,000
Vesting of Stock Options	$0	$107,500	$107,500	$107,500
Total	$354,037	$941,500	$941,500	$1,543,870

Payments and Benefits to Margaretta R. Noonan
	Termination by Company Without Cause	Death	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$275,000	$0	$0	$467,500
Health and Dental Insurance	$6,550	$0	$0	$6,550
Excise Tax Gross Up	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$0	$0
Vesting of Stock Options	$0	$274,400	$274,400	$274,400
Total	$281,550	$274,400	$274,400	$763,450

Payments and Benefits to Donald E. Bielinski

	Termination by Company Without Cause	Death	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$275,000	$0	$0	$458,833
Health and Dental Insurance	$6,803	$0	$0	$6,803
Excise Tax Gross Up	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$100,080	$100,080	$100,080
Vesting of Stock Options	$0	$80,800	$80,800	$80,800
Total	$281,803	$180,880	$180,880	$661,516

Payments and Benefits to Richard S. Gray

	Termination by Company Without Cause	Death	Change in Control	Change in Control and Termination by Company Without Cause or by Executive for Good Reason
Severance	$225,000	$0	$0	$375,000
Health and Dental Insurance	$6,549	$0	$0	$6,549
Excise Tax Gross Up	$0	$0	$0	$0
Gross Up Advisor Fees	$0	$0	$0	$15,000
Vesting of Restricted Stock	$0	$0	$0	$0
Vesting of Stock Options	$0	$274,400	$274,400	$274,400
Total	$231,549	$274,400	$274,400	$670,949

Executive Employment Agreements

We have Executive Employment Agreements with each of our executive officers, including the named executive officers (other than Mr. Chait). If the executive officer dies during the term of the Executive Employment Agreement, if we terminate the executive officer’s employment as a result of the executive officer’s disability or for cause, or if the executive officer voluntarily terminates employment with us, then we will have no further obligation to the executive officer or his or her estate, except to pay base salary earned through the date of death or termination. If we terminate the executive officer’s employment without cause or, in the case of Ms. Raymond and Mr. Bielinski only, do not renew Ms. Raymond’s or Mr. Bielinski’s employment, then, subject to the executive officer executing our then-current form of general release agreement, the executive officer will be entitled to receive base salary earned through the date of termination, a severance payment equal to his or her then-current base salary for a period of twelve months following such termination made in equal installments on our regular pay dates and our portion of the premiums for providing continued health and dental insurance benefits to the executive officer for twelve months after termination (with only the executive’s portion of such premiums deducted from the executive officer’s severance payment).

After a change in control of our company, if the executive officer’s employment is terminated by us other than by reason of death, disability or for cause or by the executive officer for good reason, then the executive officer is entitled to a lump-sum severance payment equal to the executive officer’s annual base salary immediately prior to termination and the executive officer’s target annual bonus under our senior management bonus plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Executive Employment Agreements provide that, subject to limited exceptions, if the payments under the Executive Employment Agreements or under any other agreement or plan of our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay the executive officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In addition, we will bear up to $15,000 of fees of consultants and/or legal or accounting advisors that an executive officer engages to advise him or her as to the computation of this benefit.

The amounts in the tables above for executive officers who have an Executive Employment Agreement assume that:

•	health and dental insurance benefits will continue for twelve months after termination at the current cost per year for each executive officer;

•

for purposes of determining whether any excise tax is triggered, we would be able to overcome any presumption that stock option and restricted stock grants in 2006 were made in contemplation of a change in control pursuant to regulations issued under the Internal Revenue Code; and

•	legal and accounting advisor fees are the maximum possible under the Executive Employment Agreements.

As a condition to entering into the Executive Employment Agreement, each executive officer agreed to keep confidential information of ours confidential and to return such information to us upon termination of employment, to not solicit for one year clients who we provided services during the twelve months preceding the date of the executive officer’s termination and to not solicit or hire for one year any individual we employed on the date of the executive officer’s termination. Each executive officer also agreed that, after termination of employment, the executive officer will not disparage us.

The Executive Employment Agreements define the following terms:

•	“Cause” means:

•

the willful or negligent failure of the executive to perform the executive’s duties and obligations in any material respect, which failure is not cured within fifteen days after receipt of written notice of such failure;

•	acts of dishonesty or willful misconduct by the executive with respect to us;

•	conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;

•	repeated refusal to perform the reasonable and legal instructions of the executive’s supervisors;

•	any material breach of the agreement or our confidentiality, non-solicitation and work product assignment agreement; or

•	failure to confirm compliance with our Code of Business Conduct and Ethics after ten days’ written notice requesting confirmation.

•	“Change in control” means:

•	the consummation of a consolidation, merger, share exchange or reorganization involving us, except for certain transactions that do not result in another person acquiring control of us;

•

our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale;

•

any person, with certain exceptions, is or becomes the beneficial owner of our securities representing more than 20% of our outstanding shares of common stock or combined voting power of our outstanding voting securities; or

•

individuals who were directors as of the date of the agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors.

•

“Disability” means the executive is unable to perform the executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve weeks, whether consecutive or not, during any rolling twelve month period.

•	“Good reason” means:

•	any breach of the Executive Employment Agreement by us, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we remedy promptly after receipt of notice;

•

any reduction in the executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive in effect during the 180-day period prior to a change in control;

•

the removal of the executive from, or failure to reelect or reappoint the executive to, any of the positions held with us on the date of a change in control or any other positions to which the executive is thereafter elected or appointed;

•

a good faith determination by the executive that there has been a material adverse change in the executive’s working conditions or status with us relative to the most favorable working conditions or status during the 180-day period prior to a change in control;

•

the relocation of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment on the date 180 days prior to a change in control; or

•	we require the executive to travel on our business 20% in excess of the average number of days per month the executive was required to travel during the 180-day period prior to the change in control.

Executive Excise Tax Gross-Up Agreement

We have an Executive Excise Tax Gross-Up Agreement (the “Gross-Up Agreement”) with Mr. Chait. The Gross-Up Agreement provides that, after a change in control of our company, if Mr. Chait’s employment is terminated by us other than by reason of death, disability or for cause or by Mr. Chait for good reason, subject to limited exceptions, and the payments under the Gross-Up Agreement or under any other agreement with or plan of our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay Mr. Chait the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In addition, we will bear up to $15,000 of fees of consultants and/or legal or accounting advisors Mr. Chait engages to advise him as to the computation of this benefit.

The amounts in the table above for Mr. Chait assume that:

•

for purposes of determining whether any excise tax is triggered, we would be able to overcome any presumption that stock option and restricted stock grants in 2006 were made in contemplation of a change in control pursuant to regulations issued under the Internal Revenue Code; and

•	legal and accounting advisor fees are the maximum possible under the Executive Employment Agreements.

The Gross-Up Agreement defines the following terms:

•	“Cause” means:

•

the willful or negligent failure of the executive to perform the executive’s duties and obligations in any material respect, which failure is not cured within fifteen days after receipt of written notice of such failure;

•	acts of dishonesty or willful misconduct by the executive with respect to us; or

•	conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge.

•	“Change in Control” has the same meaning set forth above under “—Executive Employment Agreements.”

•	“Disability” has the same meaning set forth above under “—Executive Employment Agreements.”

•

“Good Reason” has the same meaning set forth above under “—Executive Employment Agreements” and also includes any voluntary termination of employment by the executive at any time following the date that three months after a change in control.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason other than death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. If the executive officer’s employment terminates by reason of the executive officer’s death, then the shares of restricted stock that have not yet become fully vested will automatically become fully vested and the restrictions imposed upon the restricted stock will immediately lapse. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 29, 2006.

As a condition to the grant of the restricted stock, the Restricted Stock Agreements provide that the executive officer will agree to keep confidential information of ours confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination. “Change in control” in the Restricted Stock Agreements has the same meaning set forth above under “Executive Employment Agreements.”

Stock Option Agreements

When we make grants of options to our executive officers, including the named executive officers, we enter into Stock Option Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If we terminate the executive officer’s employment for cause, then any option held by the executive officer will immediately terminate and cease to be exercisable. If an executive officer ceases to be employed by us for any reason other than death or for cause, then that portion of the option which is exercisable on the date of the executive officer’s termination of employment will remain exercisable for a period of six months after such date and the remaining portion of the option will automatically expire on such date. If the executive officer’s employment terminates by reason of the executive officer’s death, then the option will become fully vested and will remain exercisable by the executive officer’s beneficiary for a period of one year after the date of the executive officer’s death. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable, except if our stockholders will receive capital stock of another corporation in connection with a change in control of our company and our Board of Directors determines that the option will be converted into an option to purchase shares of such capital stock. The amounts in the tables above include the value attributable to unvested stock options held by our named executive officers valued at the amount by which the closing price of our common stock on December 29, 2006 exceeds the exercise price of the unvested options.

As a condition to the grant of the option, the Stock Option Agreements provide that the executive officer will agree to keep confidential information of ours confidential during and after employment and to return such information to us upon termination of employment, not to solicit for one year clients to whom we provided services during the twelve months preceding the date of the executive officer’s termination and not to solicit or hire for one year any individual we employed as of the date of the executive officer’s termination. “Cause” and “change in control” in the Stock Option Agreements have the same meanings set forth above under “Executive Employment Agreements.”

Deferred Compensation Plan

The amounts payable to our executive officers under our Nonqualified Deferred Compensation Plan are not impacted by a termination of the executive officer or a change in control of our company. The amounts our named executive officers would receive under our Nonqualified Deferred Compensation Plan are fully disclosed in the Nonqualified Deferred Compensation table above.

Harris Settlement Agreement

On May 8, 2006, we entered into a Settlement Agreement and General Release with Richard A. Harris, our former Senior Vice President and Chief Information Officer. Pursuant to the agreement, Mr. Harris’s termination of employment became effective July 31, 2006. The agreement provides that we will pay Mr. Harris severance of $250,000 in equal semi-monthly installments for a period of 12 months. We also will continue to pay our portion of the group health insurance premium during this period, provided Mr. Harris remains eligible for group health insurance continuation under applicable law and continues to authorize his portion of the premiums to be taken from the severance payments. Mr. Harris will also receive any payment or benefit to which he was entitled by applicable law or under our policies, including pay for earned vacation that was unused as of his termination date, any vested benefit under our 401(k) Savings Plan and any monies contributed to our employee stock purchase plan. Pursuant to the agreement, Mr. Harris provided us and our affiliates a general liability release, agreed to keep confidential and proprietary business information of ours confidential and to return such information to us upon termination of employment and agreed not to make negative statements concerning us.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Committee’s function is more fully described in its written charter, which our Board of Directors has adopted and which the Committee reviews on an annual basis. Our Board of Directors annually reviews the independence of the Committee members under standards of independence for audit committee members established by the Nasdaq Global Market listing standards and Security and Exchange Commission rules. Our Board of Directors has determined that each member of the Committee is independent under those standards.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent audit of the consolidated financial statements and management’s assessment of internal control over financial reporting. BDO Seidman, LLP is also responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting.

The Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 and management’s assessment of internal control over financial reporting as of December 31, 2006, with our management and has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Professional Standards.” In addition, BDO Seidman, LLP has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements and management’s report on its assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Hudson Highland Group, Inc.

AUDIT COMMITTEE

Richard J. Stolz, Chairperson

Robert B. Dubner

John J. Haley

David G. Offensend

RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed BDO Seidman, LLP as our independent registered public accounting firm to audit our financial statements and management’s assessment of internal control over financial reporting for the fiscal year ending December 31, 2007. Our Board of Directors is seeking stockholder ratification of the resolution appointing BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year 2007. BDO Seidman, LLP has served as our independent registered public accountants since we became a public company in 2003.

We expect representatives of BDO Seidman, LLP to be present at the annual meeting. At the annual meeting, representatives of BDO Seidman, LLP will have the opportunity to make a statement about our financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

Fees Paid to BDO Seidman, LLP

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of our annual financial statements for the years ended December 31, 2006 and December 31, 2005 and fees billed for other services rendered by BDO Seidman, LLP during those periods.

	2006	2005
Audit fees(1)	$3,040,000	$2,760,000
Audit-related fees(2)	30,000	40,000
Tax fees(3)	252,000	200,000
All other fees(4)	0	0

Total fees	$3,322,000	$3,000,000

(1)	Audit fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international) and the audit of management’s assessment of internal control over financial reporting.
(2)	Audit-related fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for employee benefit plan audits.
(3)	Tax fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for tax compliance, tax advice and tax planning (domestic and international).
(4)	None.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of BDO Seidman, LLP, and all such services were approved by the Audit Committee.

The Audit Committee has established a policy regarding pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee will not approve any service that will impair the independence of the independent registered public accounting firm. The pre-approval policy requires each audit service and each non-audit service in excess of $50,000 performed by the independent registered public accounting firm to receive the specific prior approval of the entire Audit Committee. The Chairperson of the Audit Committee has authority to approve any non-audit service equal to or less than $50,000, and any subsequent fee adjustments which, in the aggregate for each non-audit service, are equal to or less than $15,000. The Chairperson reports any approvals pursuant to such authority to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit

Committee’s pre-approval responsibilities to management. The independent registered public accounting firm must provide the Audit Committee or the Chairperson of the Audit Committee with a description of each specific audit or non-audit service to be rendered, as well as detailed documentation for any fee increase requests.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting (assuming a quorum is present) is required for approval of the ratification of the resolution appointing BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year 2007. Consequently, broker non-votes will have no effect on the ratification of the resolution, but abstentions will act as a vote against ratification of the resolution. Unless otherwise specified, proxies will be voted in favor of the above proposal. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in our best interest.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm to audit our financial statements and management’s assessment of internal controls over financial reporting for the fiscal year 2007. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” such ratification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission. Based solely on a review of the copies of such forms furnished to us and on written representations that no Form 5 was required to be filed, we believe that, during the fiscal year ended December 31, 2006, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

OTHER MATTERS

Stockholder Proposals

Proposals which our stockholders intend to present at, and wish to have included in our proxy statement for, the 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our offices by the close of business on November 28, 2007. In addition, a stockholder who intends to present business, including nominating persons for election as directors, other than pursuant to Rule 14a-8 at the 2008 annual meeting must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice of such business, complying with the By-Laws, to our Corporate Secretary not less than 45 days and not more than 75 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under our By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2008 annual meeting but do not intend to include in our proxy statement for such meeting) prior to February 11, 2008, then the notice will be considered untimely and we will not be required to present the proposal at the 2008 annual meeting. If our Board of Directors chooses to present the proposal at the 2008 annual meeting, then the persons named in proxies solicited by our Board of Directors for the 2008 annual meeting may exercise discretionary voting power with respect to such proposal.

Proxy Solicitation

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, certain of our officers and other employees may solicit proxies personally, by telephone or by electronic communication. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock. We have retained Georgeson Shareholder Communications to aid in the solicitation at an estimated cost of $10,000 plus reimbursable out-of-pocket expenses.

Stockholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the annual report to stockholders and/or proxy statement may also request delivery of a single copy upon oral or written request. Stockholders may notify us of their requests by writing Latham Williams, Corporate Secretary, Hudson Highland Group, Inc., 560 Lexington Avenue, 5th Floor, New York, New York 10022 or calling (212) 351-7300.

By Order of the Board of Directors

HUDSON HIGHLAND GROUP, INC.

Latham Williams

Corporate Secretary

New York, New York

March 27, 2007

☐

Ú DETACH PROXY CARD HERE Ú

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	Election of three directors: one director to hold office until the
2008 annual meeting of stockholders and until her successor is duly elected and qualified, and two directors to hold office until the 2010 annual meeting of stockholders and until their
successors are duly elected and qualified.						FOR	AGAINST	ABSTAIN
				2.	Ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm.	☐	☐	☐

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY for all nominees listed below	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Nominees: 01 - Jennifer Laing, 02 - Jon F. Chait, 03 - Richard J. Stolz.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box below.)		To change your address, please mark this box. ☐

☐	Please check this box if you plan to attend the Annual Meeting. Number of persons attending:

SCAN LINE

Please sign exactly as name or names appear on this proxy.

Date Share Owner sign here	Co-Owner sign here

HUDSON HIGHLAND GROUP, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Jon F. Chait, Mary Jane Raymond and Latham Williams, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Hudson Highland Group, Inc. to be held on Tuesday, May 1, 2007, at 8:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 560 Lexington Avenue, 5th Floor, New York, New York 10022, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Hudson Highland Group, Inc. held of record by the undersigned on March 12, 2007 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm.

Continued on the reverse side.

HUDSON HIGHLAND GROUP, INC. P.O. BOX 11329 NEW YORK, N.Y. 10203-0329